EXHIBIT 23.1




CONSENT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors
International Commercial Television Inc. and Subsidiaries


We consent to the incorporation in the Annual Report of International Commercial Television Inc. and Subsidiaries on Form 10-KSB of our report dated March 25, 2003 on our audits of the consolidated financial statements of International Commercial Television Inc. and Subsidiaries as of December 31, 2002 and 2001 and for the years then ended, which our reports are incorporated in the Form 10-KSB.




/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 25, 2003